EXHIBIT 99


                          FOR IMMEDIATE RELEASE

Release Date:  January 18, 1995

For Further Information Contact:   Aubrey W. Lippert
                                   Peoples First Corporation
                             (502) 441-1200

          PEOPLES FIRST CORPORATION ADOPTS RIGHTS PLAN

     PADUCAH, KY -- The Board of Directors of Peoples First
Corporation (NASDAQ/NMS: PFKY) today adopted a shareholder rights plan and declared a dividend of one right on each outstanding share of Peoples First common stock.

     The shareholder rights plan is similar to shareholder protection plans that have been adopted by more than 1,000 corporations, including over 100 financial institutions.

     The rights dividend is payable on January 31, 1995, to shareholders of record on that date. In addition to the rights dividend on currently outstanding shares, the plan provides for the automatic issuance of one right with respect to each share of common stock issued after January 31, 1995.

     "The rights plan was adopted to protect the interests of Peoples First shareholders and to help ensure that they receive fair treatment in the event of a takeover attempt," said Aubrey W. Lippert, Chairman of the Board, President and Chief Executive Officer of Peoples First. "The rights plan is not intended to prevent an acquisition of the Company for a full and fair price in a transaction that is in the best interest of the Company, its shareholders and other constituencies the board may consider. The rights are not being distributed in response to any effort to acquire control of the Company and the Board is not aware of any such effort."

     Under the plan, the rights would be distributed on the 20th business day following:

     * A public announcement that a person or group had acquired 20% or more (defined in the plan to be an "Acquiring
          Person") of Peoples First's outstanding common shares, or

     * The beginning of a tender offer or exchange offer that would result in a person or group owning 30% or more of the outstanding common shares.

     Until separate rights certificates are issued following one of these triggering events, the rights will be evidenced by People
First common stock certificates, will automatically trade with the common stock, and will not be exercisable.

     When distributed, each right would entitle the holder to purchase 1/100th of a share of newly issued Junior Participating
Preferred Stock of Peoples First for a purchase price of $60.00.
However, any rights held by an Acquiring Person cannot be exercised.

     Following the distribution of the rights, if (i) an Acquiring Person engages in a self-dealing transaction as defined in the rights plan, (ii) a person actually acquires 30% or more of Peoples First's common stock, or (iii) an event occurs that results in an Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), each right (other than rights held by an Acquiring Person) will entitle its holder to purchase, for the $60.00 exercise price, a number of shares Peoples First common stock having a market value of twice the exercise price. At any time after the rights become exercisable for Peoples First common stock, the Board of Directors may exchange the rights (other than rights owned by an Acquiring Person), in whole or in part, at an exchange ratio of one common share per right.

     In addition, if, when or after a person becomes an Acquiring
Person: (1) Peoples First is acquired in a merger or other transaction in which Peoples First is not the surviving corporation
- -- other than a merger that the independent directors determine to be in the best interests of Peoples First and its shareholders --or
(2) if 50% or more of Peoples First's assets or earning power is sold or transferred, each rights holder will be entitled to receive common stock of the acquiring company worth two times the exercise price of the right.

     Peoples First may redeem rights for $0.01 per right at any time before the 20th business day following the date when a person acquired 20% of the outstanding common shares.

     "The plan provides our Board of Directors flexibility in dealing with any takeover action that might occur," said Lippert. "It would not impede any transaction that the Board feels is in the best interests of Peoples First and its shareholders. On the other hand, the dilutive consequences of triggering the rights should be a deterrent to actions that are not in the best interests of Peoples First and its shareholders. It is currently the view of our Board of Directors that it would be in the best interests of Peoples First and its shareholders for our Company to remain an independent institution committed to providing a full range of financial services to the western Kentucky communities it currently serves."

     The issuance of rights has no financial effect on Peoples First, is not dilutive to shareholders, is not taxable to the Company or its shareholders, and will not change the way in which Peoples First common shares are traded. Rights are not exercisable until the distribution date and will expire at the close of business on January 31, 2005, unless earlier redeemed by Peoples First.

     Peoples First Corporation is one of the largest multi-bank holding companies headquartered in Kentucky, with assets of approximately $1.2 billion as of December 31, 1994. Peoples First provides a complete range of commercial and personal banking services through its 25 western Kentucky banking offices in Paducah, Calvert City, Benton, LaCenter, Salem, Smithland, Murray, Central City, Greenville, Beaver Dam, Hartford, Livermore, Morgantown and Mayfield.
                              #####